Exhibit 99.B(d)(71)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
LSV Asset Management
Dated November 30, 2010, amended as of September 15, 2015

SEI INSTITUTIONAL INVESTMENTS TRUST

U.S. Managed Volatility Fund
Global Managed Volatility Fund

Schedule B
to the
Sub-Advisory Agreement
between
SE! Investments Management Corporation
and
LSV Asset Management
Dated November 30, 2010, amended as of September 15, 2015

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

U.S. Managed Volatility Fund	[REDACTED]

Global Managed Volatility Fund	[REDACTED]

SEI Investments Management Corporation LSV Asset Management

By:	By:
/s/ William T. Lawrence	/s/ Kevin Phelan
Name:	Name:
William T. Lawrence	Kevin Phelan
Title:	Title:
Vice President	Chief Operating Officer